Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statement on Form S-3 (Registration No. 333-88358) and Forms S-8 (Registration Nos. 333-12287, 333-12289, 333-53817, 333-78783, 333-87802 and 333-87804) of West Pharmaceutical Services, Inc. of our report dated March 7, 2005, except for Notes 3, 7 and 11, as to which the date is August 31, 2005, relating to the financial statements, financial statement schedules, management’s assessment of the effectiveness of internal control over financial reporting and the effectiveness of internal control over financial reporting, which appears in this Current Report on Form 8-K dated September1, 2005.

/s/ PricewaterhouseCoopers LLP
Philadelphia, PA
September 1, 2005